                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                            SCHEDULE 13G<F*>
               Under the Securities Exchange Act of 1934

                    MDSI Mobile Data Solutions Inc.
------------------------------------------------------------------------
                            (Name of Issuer)

                      Common Shares, no par value
------------------------------------------------------------------------
                     (Title of Class of Securities)

                              55268N 10 0
                         ----------------------
                             (CUSIP Number)

                              May 31, 2000
------------------------------------------------------------------------
        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [   ]    Rule 13d-1(b)

     [ X ]    Rule 13d-1(c)

     [   ]    Rule 13d-1(d)


[FN]
     <F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                  -----------------
CUSIP NO. 55268N 10 0                                  PAGE 2 OF 5 PAGES
---------------------                                  -----------------

========================================================================
1    NAMES OF REPORTING PERSONS/
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     Richard S. Waidmann/###-##-####
------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) / /
                                                            (b) / /
------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
------------------------------------------------------------------------
 NUMBER OF    5    SOLE VOTING POWER

   SHARES

BENEFICIALLY

  OWNED BY              687,250

    EACH

 REPORTING

   PERSON

    WITH
             -----------------------------------------------------------
              6    SHARED VOTING POWER
                        0

             -----------------------------------------------------------
              7    SOLE DISPOSITIVE POWER
                        687,250

             -----------------------------------------------------------
              8    SHARED DISPOSITIVE POWER
                        0

------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   687,250
------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                                     / /

------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               7.9%<F*>
------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
               IN
========================================================================

---------------------                                  -----------------
CUSIP NO. 55268N 10 0                                  PAGE 3 OF 5 PAGES
---------------------                                  -----------------

ITEM 1.   (a)  Name of Issuer:

               MDSI Mobile Data Solutions Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               10271 Shellbridge Way
               Richmond, British Columbia
               Canada V6X 2W8
               (604) 207-6000

ITEM 2.   (a)  Name of Person Filing:

               Richard S. Waidmann

          (b)  Address of Principal Business Offices or, if none,
               Residence:

               34 Worthington Drive
               St. Louis, Missouri 63043

          (c)  Citizenship:

               United States

          (d)  Title of Class of Securities:

               Common Stock, no par value

          (e)  CUSIP Number:

               55268N 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE
          PERSON FILING IS A:

          (a)  [  ]  Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)
          (b)  [  ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c)
          (c)  [  ]  Insurance Company as defined in Section 3(a)(19)
                     of the Act (15 U.S.C. 78c)
          (d)  [  ]  Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.
                     80 a-8)
          (e)  [  ]  An investment adviser in accordance with
                     240.13d-1(b)(1)(ii)(E)
          (f)  [  ]  An employee benefit plan or endowment fund in
                     accordance with Section 240.13d-1(b)(1)(ii)(F)
          (g)  [  ]  A parent holding company or control person in
                     accordance with Section 240.13d-1(b)(ii)(G)
          (h)  [  ]  A savings association as defined in Section 3(b)
                     of the Federal Deposit Insurance Act (12 U.S.C.
                     1813)

---------------------                                  -----------------
CUSIP NO. 55268N 10 0                                  PAGE 4 OF 5 PAGES
---------------------                                  -----------------


          (i)  [  ]  A church plan that is excluded from the
                     definition of an investment company under
                     Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
          (j)  [  ]  Group, in accordance with Section
                     240.13d-1(b)(1)(ii)(J)

          If this statement is filed pursuant to 240.13d-1(c), check this box [ X ]

ITEM 4.   OWNERSHIP.

          (a)  Amount Beneficially Owned:

               687,250

          (b)  Percent of Class:

               7.9%<F*>

          (c)  Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote

                      687,250

               (ii)   Shared power to vote or to direct the vote

                      0

               (iii)  Sole power to dispose or to direct the
                      disposition of

                      687,250

               (iv) Shared power to dispose or to direct the disposition of

                      0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

               N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY.

               N/A

---------------------                                  -----------------
CUSIP NO. 55268N 10 0                                  PAGE 5 OF 5 PAGES
---------------------                                  -----------------


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10.  CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.


                                            June 9, 2000
                           ---------------------------------------------
                                                Date

                                      /s/ Richard S. Waidmann
                           ---------------------------------------------
                                             Signature

                                        Richard S. Waidmann
                           ---------------------------------------------
                                             Name/Title


[FN]
---------------
<F*> Computational Note.  Percentage based upon 7,694,768 shares of
     ------------------
     MDSI Mobile Data Solutions Inc. Common Shares, no par value, issued and outstanding as of May 3, 2000, plus 549,800 shares of MDSI Mobile Data Solutions Inc. acquired by Richard Waidmann of Connectria pursuant to the Agreement and Plan of Reorganization by and among MDSI Mobile Data Solutions Inc., MDSI Acquisition Corporation, Connectria Corporation and certain Principal Shareholders dated as of May 9, 2000 (the "Agreement"), 137,450 shares subject to stock options held by Mr. Waidmann that are presently exercisable, and 295,517 shares of MDSI Mobile Data Solutions Inc. acquired by other shareholders also pursuant to the Agreement (for a total of 8,677,535 shares outstanding).